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Exhibit 99.2
Consulting Agreement with Dr. Javaid Sheikh

                              CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is entered into as of this 1st day of September, 2003, between Dr. Javaid Sheikh, an individual residing in the state of California, USA (herein referred to as "the Consultant") and Liska Biometry, Inc. (herein referred to as "the Company").

WITNESSETH:

WHEREAS, COMPANY requires the services of CONSULTANT; and

WHEREAS, CONSULTANT is in the business of providing consulting services to private and public companies.

                                    AGREEMENT

1. Appointment

COMPANY hereby appoints and engages CONSULTANT as its advisor and hereby retains and employs CONSULTANT on the terms and conditions of this Consulting Agreement. CONSULTANT accepts such appointment and agrees to perform the services upon the terms and conditions of said Consulting Agreement.

2.  Engagement

COMPANY engages CONSULTANT to provide the services described in paragraph 3 herein. CONSULTANT accepts said engagement and COMPANY as a client, and agrees to provide services to COMPANY as further described in paragraph 3 below and subject to the provisions of this Consulting Agreement.

3.  Authority and Description of Services

During the term of this Consulting Agreement CONSULTANT will furnish some or all of the various services from time to time as requested by the COMPANY and agreed upon by the parties as described herein as follows:

         >>       Acting as advisor to the  Company  with  respect to  providing
                  analysis   on  west  coast   market   development,   primarily
                  California

         >> Acting as advisor to the Company with respect to initiating relationships with various committees and programs associated with the Department of Homeland Security on behalf of the Company;

COMPANY acknowledges that CONSULTANT will devote such time as is reasonably necessary to perform the services for COMPANY, having due regard for CONSULTANT's commitments and obligations to other businesses for which it performs consulting services.

IT IS HEREBY ACKNOWLEDGED BY THE PARTIES THAT: CONSULTANT IS NOT ENGAGED TO RAISE CAPITAL OR INTRODUCE THE COMPANY TO INVESTOR FOR SUCH PURPOSES.

4. Term of Agreement

This Consulting Agreement shall become effective upon execution hereof and shall continue thereafter and remain in effect for a period of six (6) months terminating February 28th, 2004.

5. Where Services Shall be Performed

CONSULTANT's services shall be performed at the main office location of CONSULTANT or other such designated location(s) as CONSULTANT and COMPANY agree are the most advantageous for the work to be performed.

6. Reliance upon COMPANY


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COMPANY shall act diligently and promptly in reviewing materials submitted to it by CONSULTANT to enhance timely distribution of the materials and shall inform CONSULTANT of any inaccuracies contained therein within a reasonable time prior to the projected or known publication date The COMPANY acknowledges that the consultant relying exclusively upon the information he receives from the COMPANY and the COMPANY acknowledges that it is responsible for the truthfulness of the information provided to the COMPANY and therefore, the COMPANY agrees to indemnify, defend, release and hold harmless the consultant, its Officers,
Directors,   Agents,   Employees   or  Assigns  from  and  against  any  losses,
liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys fees and disbursements) based upon, arising out of or otherwise resulting from the CONSULTANT entering into this Agreement.

7. Duties of COMPANY

a. COMPANY shall supply CONSULTANT, on a regular and timely basis, with all approved data and information about COMPANY, its management, its products, and its operations and COMPANY shall be responsible for advising CONSULTANT of any facts which would affect the accuracy of any prior data and information previously supplied to CONSULTANT.

b. COMPANY shall promptly supply CONSULTANT with full and complete copies of all filings with all Federal and State securities agencies; with full and complete copies of all shareholder reports and communications whether or not prepared with CONSULTANT's assistance; with all data and information supplied to any analyst, broker-dealer, market maker, or other member of the financial community; and with all product/service brochures, sales materials, etc.

c. CONSULTANT services are not intended to be used in the sale or offering of securities.

d. COMPANY shall contemporaneously notify CONSULTANT if any information or data being supplied to CONSULTANT has not been generally released or promulgated.

8. Representation and Undertakings

a. COMPANY shall be deemed to make a continuing representation of the accuracy of any and all material facts, material, information and data which it supplies to CONSULTANT and COMPANY acknowledges its awareness that CONSULTANT will rely on such continuing representation in disseminating such information and otherwise performing its functions hereunder.

b. CONSULTANT, in the absence of notice in writing from COMPANY, will rely on the continuing accuracy of material, information and data supplied by COMPANY.

c. CONSULTANT'S activities pursuant to this Consulting Agreement or as contemplated by this Consulting Agreement do not constitute and shall not constitute acting as a securities broker or dealer under Federal or State securities laws.

d. COMPANY shall promptly deliver to CONSULTANT a complete due diligence package to include last six (6) months of press releases and all other relevant materials, including but not limited to corporate reports, brochures, etc.

9. Compensation

CONSULTANT shall be paid Twenty Thousand (20,000) fully vested common shares in the capital stock of the Company in full satisfaction of all claims in relation to the said services. These shares shall be deemed earned upon the execution of this Agreement.

CONSULTANT shall be paid bonuses from time to time for services rendered beyond those required by this Agreement.


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10. CONSULTANT as an Independent Contractor

CONSULTANT shall provide said services as an independent contractor, and not as an employee or of any company affiliated with COMPANY. CONSULTANT has no authority to bind COMPANY or any affiliate of COMPANY to any legal action, contract, agreement, or purchase, and such action cannot be construed to be made in good faith or with the acceptance of COMPANY; thereby becoming the sole responsibility of CONSULTANT. CONSULTANT is not entitled to any medical coverage, life insurance, savings plans, health insurance, or any and all other benefits afforded COMPANY employees. CONSULTANT shall be solely responsible for any Federal, State or local taxes, and should COMPANY for any reason by required to pay taxes at a later date, CONSULTANT shall reassure such payment is made by CONSULTANT and not by COMPANY. CONSULTANT shall be responsible for all workers compensations payments.

11.  CONSULTANT May Engage in Conflicting Activities

COMPANY hereby acknowledges notification by CONSULTANT and understands that CONSULTANT does, and shall, represent and service other and multiple clients in the same manner as it does COMPANY, and that COMPANY is not an exclusive client of CONSULTANT.

12.  Severability

If any provision of this Consulting Agreement shall be held to be contrary to law, invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Consulting Agreement is contrary to law, invalid or unenforceable, and that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

13.  Termination of Agreement

This Consulting Agreement may not be terminated by either party prior to the expiration of the term provided in paragraph 4 above except as follows: a. Upon the bankruptcy or liquidation of the other party; whether voluntary or involuntary; b. Upon the other party taking the benefit of any insolvency law; and/or c. Upon the other party having or applying for a receiver appointed for either party.

14.  Attorney's Fees

In the event either party is in default of the terms or conditions of this Consulting Agreement and legal action is initiated or suit be entered as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including all costs, reasonable attorney fees, expenses and court costs through trial, appeal and to final disposition.

15. COMPANY acknowledges CONSULTANT is not provided legal advice and COMPANY has sought the advice of legal counsel prior to entering into this Agreement.

16.  Inurement

This Consulting Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, assigns and any addenda attached hereto.

17.  Entire Agreement

This Consulting Agreement contains the entire agreement of the parties and may be modified or amended only by agreement in writing, signed by the party against whom enforcement of any waiver, change, amendment, modification, extension or discharge is sought. It is declared by both parties that there are no oral or other agreements or understanding between them affecting this Consulting Agreement, or relating to the business of CONSULTANT. This Consulting Agreement supersedes all previous agreements between CONSULTANT and COMPANY.

18.  Applicable Law

This Consulting Agreement is executed pursuant to and shall be interpreted and governed for all purposes by the laws of the State of Florida. If any provision of this Consulting Agreement is declared void, such provision shall be deemed severed from this Consulting Agreement, which shall otherwise remain in full force and effect.


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20.  The  COMPANY  has the full  legal  right and power  and all  authority  and approval required to enter into, execute and deliver this Agreement and to perform fully the obligations hereunder including approval by the Board of
Directors of the COMPANY. This Agreement has been duly executed and delivered and is the valid and binding obligation of the COMPANY enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency, or other similar laws generally affecting the enforcement of creditors' rights.
The  execution  and  delivery  of  this  Agreement  and  the  other   agreements
contemplated hereunder, and the consummation of the transactions contemplated hereby and thereby, and the performance by the COMPANY of this Agreement, in accordance with their respective terms and conditions, will not:

(a) require the approval or consent of any foreign, federal, state, county, local, or other governmental or regulatory body or the approval or consent of any other person; (b) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under any order, judgment, or decree applicable to the COMPANY, or any instrument, contract, or other agreement to which the COMPANY is a party or by or to which the COMPANY is bound or subject; or (c) result in the creation of any lien or other encumbrance on the assets or properties of the COMPANY.

21. Arbitration

The CONSULTANT acknowledges and agrees that any controversy or claim arising out of or relating to this investment, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Consulting Agreement.

CONSULTANT                                      COMPANY
Dr. Javaid Sheikh                               Liska Biometry, Inc.





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By:                                             By: